UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) December 29, 2015
QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

DE	000-49629	33-0933072
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

25242 Arctic Ocean Drive, Lake Forest, CA 92630
(Address of principal executive offices) (Zip Code)
(949) 399-4500
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On December 29, 2015, Quantum Fuel Systems Technologies Worldwide, Inc. (the "Company") received a letter from Nasdaq notifying the Company that, based on its closing bid price for the last 30 consecutive business days, it no longer meets the minimum bid price of $1.00 per share required under Nasdaq Marketplace Rule 5550(a)(2). The notice has no immediate effect on the listing of Company's securities, and its common stock will continue to trade on the Nasdaq Capital Market under the symbol "QTWW."
The notice also states that the Company will be provided 180 calendar days, or until June 27, 2016, to regain compliance with the minimum bid requirement. To regain compliance, the bid price of the Company's common stock must close at or above $1.00 per share for a minimum of 10 consecutive business days. If the Company does not regain compliance prior to June 27, 2016, then the Company may be eligible for a second 180 day period to regain compliance. In order to qualify for the second 180 day compliance period, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other listing standards for The Nasdaq Capital Market, with the exception of the bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.
The Company intends to monitor the closing bid price of its common stock between now and June 27, 2016, and to consider available options if its common stock does not trade at a price likely to result in the Company regaining compliance with the minimum bid price requirement. However, the Company may be unable to regain compliance with the minimum closing bid price requirement during the compliance period(s), in which case the Company anticipates Nasdaq will provide a notice to the Company that its shares of common stock are subject to delisting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

December 31, 2015	By:	/s/ Kenneth Lombardo
Kenneth Lombardo General Counsel